EXHIBIT 10(g)


                 SHORELINE FINANCIAL CORPORATION BONUS PROGRAM
                          (Approved November 16, 1994)


          The Organization, Compensation, and Stock Option Committee of the Board of Directors has approved a cash bonus program for selected bank officers. The program is designed as an incentive for key individuals to ensure that important corporate performance goals are achieved.

          The bonus formula consists of three components--net income growth, overhead control, and asset quality. A cash bonus may be earned under any or all of these three components.

          Bonuses accrued for a given year are payable the following
January.


                             SPECIFIC BONUS FORMULA

          The first component of the bonus formula rewards participants for producing steady growth in net income.

          Shoreline's net income history is as follows:

                                             3 Year Compounded
                          Net Income     Annual Net Income Growth
      1987                  3,950
      1988                  4,807
      1989                  4,916
      1990                  4,707          +  6.0% ('90 vs '87)
      1991                  5,335          +  3.6% ('91 vs '88)
      1992                  5,931          +  6.5% ('92 vs '89)
      1993                  6,537          + 11.6% ('93 vs '90)
      1994 (Budget)         7,177          + 10.4% ('94 vs '91)

          The change in net income (compounded growth rate over most recent 3 years) is used to produce a bonus according to the following formula:

                           Senior Mgmt. Group   Other Participants
     Decline in Net Income     =  0% bonus          =  0% bonus
     0 - 2.99% Increase        =  3% bonus          =  2% bonus
     3 - 4.99% Increase        =  6% bonus          =  4% bonus
     5 - 7.99% Increase        =  9% bonus          =  6% bonus
     8 - 9.99% Increase        = 12% bonus          =  8% bonus
     10% + Increase            = 15% bonus          = 10% bonus

          The second component of the bonus formula rewards participants for controlling overhead. The non-interest expense to asset ratio is used as the measurement. A bonus will be paid as follows:

  Non-Interest Expense/Assets    Senior Mgmt. Group   Other Participants
      3.45% or less *                 3% bonus              2% bonus
      3.30% or less                   6% bonus              4% bonus
      3.15% or less                   9% bonus              6% bonus
      3.00% or less                  12% bonus              8% bonus
      2.85% or less                  15% bonus             10% bonus

*Peer group average in 1993 was 3.67%

          The third and final component of the bonus formula rewards bonus participants for maintaining high asset quality. In order to receive any bonus payout under this component of the formula, net loan charge-offs for the year must be .25% or less of average loans outstanding. If that standard is met, then a bonus may be paid if the ratio of non-performing assets to total loans on the four quarter-end reporting dates averages as follows:

    Average Non-Performing
         Assets/Loans           Senior Mgmt. Group   Other Participants
       1.00% or less                 3% Bonus            2% Bonus
        .75% or less                 6% Bonus            4% Bonus
        .50% or less                 9% Bonus            6% Bonus